Exhibit 5.1

June 3, 2025

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Re:	Registration Statement on Form S-3 under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special Oklahoma counsel to ONEOK, Inc., an Oklahoma corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of 4,852,645 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issued to NGP XI Midstream Holdings, L.L.C. pursuant to a Purchase Agreement dated May 28, 2025, by and among the Company, EnLink Midstream Operating, LP and NGP XI Midstream Holdings, L.L.C. (the “Purchase Agreement”).

For purposes of this opinion, we have examined the following documents:

(a) the Registration Statement;

(b) the Purchase Agreement;

(c) the corporate actions taken by the Board of Directors of the Company in connection with the Registration Statement and related matters;

(d) the Amended and Restated Certificate of Incorporation of the Company, as amended, and the related certificate of correction;

(e) the Amended and Restated By-laws of the Company; and

(f) an executed copy of the Secretary’s Certificate of the Company dated as of a recent date.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies thereof.

ONEOK, Inc. June 3, 2025 Page 2

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Purchase Agreement upon receipt of requisite consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

Each of the matters set forth in this letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein or in any matters upon which the opinions and views set forth in this letter are based.

Our opinions expressed above are limited to the laws of the State of Oklahoma.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ GableGotwals